Exhibit 99.1

John Kispert Joins Ichor Board of Directors

FREMONT, Calif., October 29, 2018 -- Ichor Holdings, Ltd. (NASDAQ: ICHR), a leader in the design, engineering and manufacturing of critical fluid delivery subsystems for semiconductor capital equipment, today announced that John H. Kispert, a veteran of both the semiconductor capital equipment and memory industries, has joined its Board of Directors, effective October 26th.

“John brings a wealth of industry expertise to our board. Throughout his career, he has had an outstanding track record of creating shareholder value,” said Tom Rohrs, chairman and chief executive officer of Ichor. “John’s extensive executive leadership experience in the global semiconductor manufacturing industry will make him a very strong contributor to the board.”

Mr. Kispert has held a number of executive and board positions during his more than 20 years in the memory and semiconductor equipment industries. Mr. Kispert was the chief executive officer of Spansion, Inc., where he successfully guided the company through a period of significant revenue growth and improved profitability and the eventual sale to Cypress Semiconductor in March of 2015. Prior to this, Mr. Kispert spent 13 years at KLA‑Tencor, including positions as president, chief operating officer and chief financial officer. Preceding his tenure at KLA‑Tencor, Mr. Kispert held several management positions at IBM.

“I am delighted to join Ichor’s board,” said John Kispert. “The company has experienced significant growth over the past several years, and I look forward to making contributions to the company as it continues to focus on increasing shareholder value.”

About Ichor

We are a leader in the design, engineering and manufacturing of critical fluid delivery subsystems and components for semiconductor capital equipment. Our product offerings include gas and chemical delivery subsystems, collectively known as fluid delivery subsystems, which are key elements of the process tools used in the manufacturing of semiconductor devices. Our gas delivery subsystems deliver, monitor and control precise quantities of the specialized gases used in semiconductor manufacturing processes such as etch and deposition. Our chemical delivery subsystems precisely blend and dispense the reactive liquid chemistries used in semiconductor manufacturing processes such as chemical-mechanical planarization, electroplating, and cleaning. We also manufacture precision machined components, weldments, and proprietary products for use in fluid delivery systems for direct sales to our customers. We also manufacture certain components for internal use in fluid delivery systems and for direct sales to our customers. This vertically integrated portion of our business is primarily focused on metal and plastic parts that are used in gas and chemical systems, respectively. Ichor is headquartered in Fremont, CA. www.ichorsystems.com.

Source: Ichor Holdings, Ltd.

Contact:

Jeff Andreson, CFO 510-897-5200

Claire McAdams, IR 530-265-9899

IR@ichorsystems.com

Source: Ichor Holdings, Ltd.